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                                                                    EXHIBIT 15.1




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  PHP Healthcare Corporation, Registrations on Form S-3 and on Form S-8

We are aware that our report, which includes an explanatory paragraph regarding the restatement of previously issued financial statements to reflect revised accounting for certain contracts costs and reflect the correction of an error in the calculation of earnings per share for the three and nine month periods ended January 31, 1997, dated March 31, 1997 on our review of interim financial information of PHP Healthcare Corporation and consolidated subsidiaries as of January 31, 1997 and for the three month and nine month periods ended January 31, 1997 and 1996, and included in the Company's quarterly report on Form 10-Q, as amended, for the quarter then ended, is incorporated by reference in Registration Statement (No. 333-01011) on Form S-3 and in Registration Statement (No. 333-41577, 333-26403 and 333-47093) on Form S-8. Pursuant to
Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the prospectus and registration statement prepared or certified by us within the meaning of Section 7 and 11 of that Act.


Washington, D.C.
June 2, 1998